UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2009

VCG HOLDING CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Colorado	001-32208	841157022
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

390 UNION BLVD, SUITE 540, LAKEWOOD, Colorado		80228
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	303-934-2424

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 30, 2009, VCG Holding Corp. (the "Company") modified the terms of indebtedness owed to (a) Lowrie Management LLLP, an entity controlled and majority-owned by the Company's Chairman and Chief Executive Officer, Troy Lowrie, and (b) Citywide Banks.

The Company consolidated two long-term debt obligations currently totaling $5.7 million with Lowrie Management LLLP. The promissory notes consolidated were (the "Original Notes"):

(i) a promissory note executed on November 1, 2007 with a current outstanding principal balance of $4.3 million, bearing interest at 8.5% per annum, with monthly principal and interest payments of approximately $113,000 and with a maturity date of February 1, 2013; and

(ii) a promissory note executed on April 9, 2008 with a current outstanding principal balance of $1.4 million, bearing interest at 10% per annum, with principal and interest due on maturity and with a maturity date of April 9, 2011.

The $5.7 million principal amount of the consolidated replacement promissory note (the "Replacement Note") bears interest at the rate of 10% per annum and interest only is payable monthly. The entire principal amount of the Replacement Note and any accrued but unpaid interest thereon are due on June 30, 2012. The Replacement Note otherwise contains substantially the same terms as were set forth in the Original Notes.

The Company also extended the maturity dates on two long-term debt obligations with a current aggregate outstanding principal balance of approximately $3.4 million with Citywide Banks. Troy Lowrie and Lowrie Management, LLLP are co-borrowers under this indebtedness. The maturity date of the Company's $2.9 million term note (with a principal balance of approximately $1.8 million as of June 30, 2009) was extended from May 16, 2010 to August 16, 2010. The maturity date of the Company's $4.0 million revolving line of credit (with a principal balance of approximately $1.6 million as of June 30, 2009) was extended from June 29, 2010 to September 29, 2010. No other changes to the terms of these two loans were made. In connection with these modifications, Citywide Banks also temporarily waived a restrictive covenant requiring complete pay-down of the balance on the revolving line of credit at least once every 180 days by waiving the pay-down requirement originally scheduled for June 26, 2009. The covenant remains in effect and the Company is currently obligated to comply with it every 180-day period after September 30, 2009. The Company is in the process of renegotiating all of its indebtedness with Citywide Banks, with a current aggregate outstanding principal balance of approximately $5.5 million, including the indebtedness described above, and expects to conclude the renegotiations during the third quarter of 2009.

The modifications to the Company's indebtedness described above are part of a proactive initiative designed to increase free cash flow, including eliminating smaller note balances and extending debt maturity dates. The Company believes that the restructuring of this indebtedness will improve the Company's financial and operating flexibility by increasing free cash flow during 2009 and 2010 by approximately $65,000 per month and potentially extending the maturity dates of principal payments by as much as $6.3 million in 2010. The Company remains committed to deploying free cash to reduce debt and acquire Company stock, and is also exploring potential accretive acquisitions.

The Company remains confident in its ability to generate cash and believes that it is well positioned to satisfy all financial obligations under its loan agreements in 2009 and 2010 through anticipated earnings and free cash flow.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENT
Certain statements in this Current Report on Form 8-K are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this Current Report on Form 8-K that address activities, events or developments that we believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, without limitation, the Company's ability to satisfy its financial obligations under its loan agreements through earnings and free cash flow, and the Company's ability to renegotiate its Citywide Banks loans. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous risks, uncertainties and factors identified from time to time in the Company's reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2008. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these risks, uncertainties and factors. All guidance and forward-looking statements in this Current Report on Form 8-K are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCG HOLDING CORPORATION

July 2, 2009	By:	/s/ Courtney Cowgill

Name: Courtney Cowgill
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Promissory Note dated June 30, 2009